EXHIBIT 4.5

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of May 25, 2005, among Insurance Auto Auctions, Inc., an Illinois corporation (“IAAI”), IAAI Finance Corp., a Delaware corporation (“IAAI Finance”), and Insurance Auto Auctions Corp., a Delaware corporation, IAA Services, Inc., an Illinois corporation, and IAA Acquisition Corp., a Delaware corporation (the “Guarantors”).

W I T N E S S E T H:

WHEREAS, IAAI Finance and Well Fargo Bank, National Association, as trustee (the “Trustee”), executed and delivered an Indenture, dated as of April 1, 2005 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 11% Senior Notes due 2013 (the “Securities”) of IAAI Finance;

WHEREAS, concurrently herewith, IAAI, IAAI Finance and the Guarantors are executing and delivering to the Trustee, pursuant to Section 5.01(a) of the Indenture, a Supplemental Indenture, dated as of the date hereof, pursuant to which IAAI is assuming IAAI Finance’s obligations under the Indenture and the Securities and each of the Guarantors is guaranteeing IAAI’s obligations under the Indenture and the Securities;

WHEREAS, IAAI Finance is a party to each of (i) the Purchase Agreement, dated March 24, 2005 (the “Purchase Agreement”), among IAAI Finance, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc., as initial purchasers (the “Initial Purchasers”), (ii) the Registration Rights Agreement, dated as of April 1, 2005 (the “Registration Rights Agreement”), among IAAI Finance and the Initial Purchasers and (iii) the Escrow Agreement, dated as of April 1, 2005 (the “Escrow Agreement” and, together with the Purchase Agreement and Registration Rights Agreement, the “Assigned Agreements”), among IAAI Finance, Well Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), and the Trustee;

WHEREAS, IAAI Finance, pursuant to this Assumption Agreement, desires to assign all of its right, title and interest to, and liabilities and obligations under, the Assigned Agreements to IAAI and IAAI desires to assume all of IAAI Finance’s right, title and interest thereto and liabilities and obligations thereunder; and

WHEREAS, this Assumption Agreement has been duly authorized by all necessary corporate action on the part of each of IAAI, IAAI Finance and the Guarantors.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, IAAI, the Guarantors and IAAI Finance mutually covenant and agree:

ARTICLE I

Assignment, Guarantee and Assumption

Section 1.1. Assignment. IAAI Finance hereby grants, assigns, conveys, sets over and delivers to IAAI and its successors and assigns all of its right, title and interest to, and liabilities and obligations under, the Assigned Agreements, to have and hold unto IAAI and its successors and assigns forever.

Section 1.2. Assumption. In consideration of the assignment made herein to IAAI, IAAI hereby agrees to assume, pay, perform and observe all covenants, agreements, liabilities and obligations of IAAI Finance under the Assigned Agreements. As provided in each of the Assigned Agreements, IAAI Finance shall be released and discharged from and shall not be responsible to any person for the discharge or performance of any duty or obligation pursuant to or in connection with the Assigned Agreements and IAAI shall be substituted in lieu of IAAI Finance as a party to each of the Assigned Agreements. Upon and concurrently with such assignment and assumption, the Guarantors agrees to guarantee the payment, performance and observance of IAAI’s covenants, agreements, liabilities and obligations under the Assigned Agreements.

Section 1.3. Further Assurances. Each of IAAI Finance, the Guarantors and IAAI shall execute such additional documents and instruments and take such further action as may be reasonably required or desirable to carry out the provisions hereof.

ARTICLE II

Miscellaneous

Section 2.1. Severability. In case any provision in this Assumption Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.3. Multiple Originals. The parties may sign any number of copies of this Assumption Agreement, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 2.4. Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed as of the date and year first above written.

INSURANCE AUTO AUCTIONS, INC.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

IAAI FINANCE CORP.

By:	/S/ JAMES J. CONNORS, II
Name:	James J. Connors, II
Title:	Vice President and Assistant Secretary

INSURANCE AUTO AUCTIONS CORP.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

IAA SERVICES, INC.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer

IAA ACQUISITION CORP.

By:	/S/ THOMAS C. O’BRIEN
Name:	Thomas C. O’Brien
Title:	President and Chief Executive Officer